Structured Investments Opportunities in International Equities	Free Writing Prospectus Registration Statement No. 333-253385 June 6, 2022 Filed Pursuant to Rule 433

Contingent Income Auto-Callable Securities due June 13, 2025 Based on the Performance of the Common Stock of Tesla, Inc. Principal at Risk Securities
This document provides a summary of the terms of the Contingent Income Auto-Callable Securities, which we refer to as the securities. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Stock-Linked Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date*:	June 13, 2025
Underlying shares:	The common stock of Tesla, Inc. (Bloomberg symbol: TSLA UW). For more information about the underlying shares, including historical performance information, see the accompanying free writing prospectus.
Early redemption:	If, on any of the first 3 determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The official closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Contingent quarterly payment:

•      If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment at an annual rate of at least 23.00% of the stated principal amount per security (corresponding to $0.575 (or 5.75%) per quarter per security) on the related contingent payment date. The actual contingent quarterly payment will be determined on the pricing date.

•      If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	September 12, 2022, December 12, 2022, March 10, 2023, June 12, 2023, September 11, 2023, December 11, 2023, March 11, 2024, June 10, 2024, September 10, 2024, December 10, 2024, March 10, 2025 and June 10, 2025 (the “final determination date”),
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level: • If the final share price is less than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date (i) the stated principal amount multiplied by (ii) the share performance factor

Share performance factor:	Final share price / Initial share price
Downside threshold level:	50.00% of the initial share price
Initial share price:	The official closing price of the underlying shares on the pricing date, as determined by the calculation agent.
Final share price:	The official closing price of the underlying shares on the final determination date, as determined by the calculation agent.
Principal amount:	$10 per security
Issue price:	$10 per security
Pricing date*:	June 10, 2022
Original issue date*:	June 15, 2022 (3 business days after the pricing date)
Estimated initial value:

The estimated initial value of the securities on the pricing date is expected to be between $8.90 and $9.50 per security, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” in the accompanying free writing prospectus.

CUSIP / ISIN:	40390L271 / US40390L2714
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465922067543/tm2217284d39dps_fwp.htm

Hypothetical Payout at Maturity* (if the securities have not previously been redeemed)
Change in the Underlying Shares	Return on the securities (excluding any contingent quarterly payment payable at maturity)
+40%	$10.00
+30%	$10.00
+20%	$10.00
+10%	$10.00
0%	$10.00
-10%	$10.00
-20%	$10.00
-30%	$10.00
-40%	$10.00
-50%	$10.00
-51%	$4.90
-60%	$4.00
-70%	$3.00
-80%	$2.00
-90%	$1.00
-100%	$0
*All payments on the securities are subject to the credit risk of HSBC.

The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the securities, including a more complete description of the risks relating to the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Securities

•	You may lose your entire initial investment

•	You will not receive any contingent quarterly payment for any quarterly period where the determination closing price or the final share price, as applicable, is less than the downside threshold level on the related determination date.

•	Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying shares.

•	The securities may be called prior to the maturity date.

•	The amounts payable on the securities are not linked to the price of the underlying shares at any time other than on the determination dates, including the final determination date

•	Higher contingent quarterly payments or lower downside threshold levels are generally associated with underlying shares with greater expected volatility and therefore can indicate a greater risk of loss.

Risks Relating to the Underlying Shares

•	Single stock risk.

•	No affiliation with Tesla, Inc.

General Risk Factors

•	Credit risk of HSBC USA Inc.

•	The estimated initial value of the securities, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

•	The price of your securities in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.

•	If HSBC Securities (USA) Inc. were to repurchase your securities immediately after the original issue date, the price you receive may be higher than the estimated initial value of the securities .

•	Hedging and trading activity by our affiliates could adversely affect the value of the securities.

•	The calculation agent, which is HSBC USA Inc. or one of its affiliates, will make determinations with respect to the securities.

•	As a holder of the securities, you will not have any ownership interest or rights in the underlying shares.

•	There is limited anti-dilution protection.

•	In some circumstances, the payment you receive on the securities may be based on the shares of another company and not Tesla, Inc.

•	The securities are not insured by any governmental agency of the United States or any other jurisdiction.

•	The market price will be influenced by many unpredictable factors.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the securities —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the securities, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.